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                                                                     EXHIBIT 2.5

                                October 20, 1999


DMA Ventures, Inc.
7076 S. Alton Way, Building A
Englewood, Colorado  80112
Attn: Jeffery A. Veres

Jeffery A. Veres
9160 South Princeton Street
Highlands Ranch, Colorado  80126

                  Re:      Agreement and Plan of Merger dated August 13, 1999

Dear Jeff:

                  This letter agreement serves as an amendment to the Agreement and Plan of Merger dated as of August 13, 1999 (the "Agreement") by and among PentaStar Communications, Inc., OC Mergerco 1, Inc., DMA Ventures, Inc., and Jeffery Veres. All capitalized terms used in this letter agreement without definition have the respective meanings given to them in the Agreement.

                  The parties hereby amend the Agreement as follows:

                  1. The Closing shall occur at 8:00 a.m. Denver, Colorado time on Monday, October 25, 1999, the proposed date on which PentaStar's Registration Statement will be declared effective by the SEC. At the Closing, PentaStar will deliver a promissory note in the form attached as Exhibit A (the "Temporary Note") in an amount determined pursuant to clause (a) of Section 2(k) of the Agreement (the "Cash Purchase Price Amount"), rather than delivering cash in such amount at the Closing. Immediately upon the closing of the IPO, cash in an amount equal to the Cash Purchase Price Amount will be delivered as specified in
Section 2(k) of the Agreement in exchange for the return of the Temporary Note to PentaStar and its cancellation. All other Closing conditions set forth in Sections 6.1 and 6.2 of the Agreement shall be completed at the Closing as set forth in such Sections. If the closing of the IPO does not occur by the close of business on October 29, 1999, the Closing shall be unwound and rescinded effective as of 8:00 a.m. Denver, Colorado time on Monday, October 25, 1999 as if it had never occurred, and the Agreement will remain in full force and effect until terminated in accordance with its terms. In order to facilitate such unwinding and rescission if necessary, the Company will not be merged into the Acquiror until cash in an amount equal to the Cash Purchase Price Amount is delivered as specified in Section 2(k) of the Agreement.



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                  2.          (a) A definition of "cash" is added to Exhibit
1.1(a) to read in its entirety as follows:

                              Cash means the sum of (a) the amount of cash and cash equivalents held by the Company at 11:59 p.m. Mountain Standard Time ("MST") on October 19, 1999 which continues to be held by the Company on the Closing Date plus (b) the amount of cash received by the Company in respect of the August/September Receivables between 12:00 a.m. MST on October 20, 1999 and the Closing Date which continues to be held by the Company on the Closing Date. "Cash" for purposes of this Agreement, including, without limitation, for purposes of calculating cash held by the Company to determine the amount of cash to be set forth on the Estimated Closing Date Balance Sheet or on the Closing Date Balance Sheet pursuant to Section 2 or for making any other calculation or determination pursuant to Section 2 or any other section of the Agreement, shall not include any other cash or cash equivalents ("Other Cash") which are acquired by the Company between 12:00 a.m. MST on October 20, 1999 and the Closing Date. Such Other Cash shall be separately set aside by the Company until the Closing Date and shall be the property of PentaStar upon the Closing Date.

                              (b) A definition of "August/September Receivables"
is added to Exhibit 1.1(a) to read in its entirety as follows:

                              August/September Receivables means commissions received by the Company prior to the Closing Date or by the Acquiror on or after the Closing Date pursuant to the US West Contract in respect of, and only in respect of, (a) customer's orders that were submitted to and accepted by US West in August or September 1999 or (b) customer installations completed by US West in August or September 1999, but in either case net of the amount of any related Cash Covered Accrued Commission Liability.

                              (c) If, after the Closing Date, the Acquiror
receives payment from US West in respect of an August/September Receivable, the Acquiror will immediately deliver the amount of such August/September Receivable, netted as set forth in the definition thereof, to the Shareholder.

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                              (d) During the 180 day period following the
Closing Date, Shareholder will not, and the Shareholder will not permit the Shareholder's agents or attorneys to, contact US West concerning the Closing Accounts Receivable, except as normal collection efforts are undertaken by the Shareholder in his capacity as an employee of the Acquiror after approval by PentaStar.

                  3. The 1998 Stock Option Plan set forth in section (i)(H) of
Exhibit 3.1(h) to the Agreement shall be terminated by the Company prior to the Closing Date with no Liability to PentaStar or the Acquiror. Therefore, that plan is hereby excluded from clause (a) of the definition of Retained Liabilities and is included in Exhibit 1.1(b) to the Agreement as a contract so excluded.

                  4. With respect to Section 3.1(b)(i) of the Agreement, the Shareholder agrees that he shall cause to be terminated prior to the Closing Date, with no Liability to PentaStar or the Acquiror, all existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls or other commitments or restrictions of any character relating to any of the Company's authorized capital stock, including the stock options set forth in Exhibit 3.1(b)(i) to the Agreement, except those restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws. Notwithstanding the foregoing, the Company entered into an Incentive Stock Option Agreement with Mary Ann O'Connor dated as of December 11, 1998 (the "Option Agreement"). Pursuant to the Option Agreement, the Company granted Ms. O'Connor the right and option to purchase 2,500 shares of the common stock of the Company at no cost to her. Despite diligent efforts, neither the Company nor the Shareholder has been able, as of the Closing, to locate Ms. O'Connor in order to terminate, with no Liability to PentaStar or the Acquiror, any rights of Ms. O'Connor under the Option Agreement. The Shareholder shall hold PentaStar and the Acquiror harmless from and against all Adverse Consequences which result from, arise out of, relate to or are caused by (a) any failure of the Shareholder to obtain a termination, with no Liability to PentaStar or the Acquiror, of any rights of Ms. O'Connor under the Option Agreement or (b) any claims by Ms. O'Connor of any ownership interest in, or option or other right with respect to, the Company, PentaStar or the Acquiror. Any consideration that the Shareholder chooses to pay Ms. O'Connor in connection with termination of the Option Agreement shall not involve the transfer by the Shareholder of any shares of PentaStar stock.

                  5. Under the terms of the Agreement, Retained Liabilities does not include the Liability represented by the loan from Colorado Business Bank to Jeff and Linda Veres on August 5, 1998 in the original principal amount of $138,775.76 (Loan No. 7758201000) on which the Company is the co-borrower and/or guarantor (the "Bank Loan") and the U.S. Small Business Administration ("SBA")
Note 504 by and between Denver Urban Economic Development Corporation and Jeff and Linda Veres on May 13, 1996 in the original principal amount of $120,00.00 (Loan No. CDC 906, 596-30-07-DEN) on which the Company is the co-borrower and/or guarantor (the "SBA Loan") (the SBA Loan, together with all amounts outstanding thereunder and all related Encumbrances are referred to collectively as the "SBA Liability"). Prior to the Closing, the Company will deliver to PentaStar a letter from Colorado

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Business Bank, reasonably satisfactory to PentaStar, releasing the Company as a both a co-borrower and a guarantor from the Bank Loan and stating that Colorado Business Bank has no security interest in any properties or assets of the Company with respect to the Bank Loan. However, because of certain SBA loan processing procedures, the SBA Liability will not be terminated until January of 2000 and the release of the deed of trust with respect thereto will not be recorded in the appropriate county until sometime thereafter. Notwithstanding those procedures, the Shareholder agrees that on or before November 18, 1999, he will obtain a letter from the SBA stating the entire pay off amount of the SBA Liability (the "Pay Off Amount"), and that on or before November 18, 1999, he will cause such Pay Off Amount to be paid to the SBA. In order to secure the payment of the Pay Off Amount to the SBA, the parties agree that $120,000.00 of the cash portion of the Purchase Price otherwise payable at Closing (the "SBA Liability Escrow") will be deposited into an Escrow Account (as defined in the Escrow Agreement the form of which is attached as Exhibit A) with Colorado Business Bank (the "Escrow Agent"). The Shareholder agrees that, notwithstanding any contrary provision of the Escrow Agreement, he will pay all of the Escrow Agent's fees and expenses associated with both the SBA Liability Escrow and the Escrow Account and that there will be no Liability to either PentaStar or the Acquiror with respect to such fees or expenses. The Escrow Deposit will be held, invested, administered and disbursed according to the Escrow Agreement. Upon the Escrow Agent's receipt of (a) a letter from the SBA to the Company stating the Pay Off Amount and (b) a letter from the Denver Economic Urban Development Corporation ("DEUDC") confirming the receipt by the SBA of the Pay Off Amount, (collectively, the "Pay Off Letters"), copies of which will also be provided to PentaStar, the Escrow Agent will, as provided in the Escrow Agreement, pay the SBA Liability Escrow amount of $120,000.00 to the Shareholder by wire transfer in immediately available funds to an account or accounts designated by the Shareholder. If PentaStar and the Escrow Agent do not receive the Pay Off Letters on or before December 15, 1999, PentaStar may take any lawful action to terminate the SBA Liability, including, but not limited to, using the SBA Liability Escrow to pay the SBA Liability. The Shareholder agrees that, in the event that PentaStar and the Escrow Agent do not receive the Pay Off Letters on or before December 15, 1999, the Escrow Agent will, as provided in the Escrow Agreement, pay the SBA Liability Escrow amount of $120,000.00 to PentaStar by wire transfer in immediately available funds to an account or accounts designated by PentaStar. If the SBA Liability Escrow exceeds the amount required to terminate the SBA Liability, after paying the SBA Liability PentaStar will pay the amount of such excess to the Shareholder by wire transfer in immediately available funds to an account or accounts designated by the Shareholder. Based upon its best information and knowledge, the Shareholder believes that as of the date of this letter agreement the amount of the SBA Liability does not exceed $120,000.00. By agreeing to the foregoing, PentaStar does not waive any of its rights under the Agreement, and the Shareholder agrees that, notwithstanding PentaStar's and the Escrow's Agent's receipt of the Pay Off Letters and the Escrow Agent's release of the SBA Liability Escrow amount of $120,000.00 to him, he will hold PentaStar and the Acquiror harmless from any Adverse Consequences they may suffer as a result of the Bank Loan not having been terminated by the Shareholder prior to the Closing Date or as a result of the SBA Liability not having been terminated and the corresponding deed of trust not having been released.

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                  6. Exhibit 1.1(b) is amended and restated in its entirety by
Exhibit 1.1(b) attached hereto.

                  7. Exhibit 3.1(c) is amended and restated in its entirety by
Exhibit 3.1(c) attached hereto.

                  8. Exhibit 3.1(d)(i)(B) is amended and restated in its entirety by Exhibit 3.1(d)(i)(B) attached hereto.

                  9. Exhibit 3.1(e)(i) is amended and restated in its entirety by Exhibit 3.1(e)(i) attached hereto.

                  10. Exhibit 3.1(h) is amended and restated in its entirety by
Exhibit 3.1(h) attached hereto.

                  11. Exhibit 3.1(m)(i) is amended and restated in its entirety by Exhibit 3.1(m)(i) attached hereto.

                  12. Exhibit 3.1(o)(i)(B) is amended and restated in its entirety by Exhibit 3.1(o)(i)(B) attached hereto.

                  By signing below, you acknowledge and agree that (a) this letter agreement amends the Agreement as set forth above, (b) in the event of any conflict between this letter agreement and the Agreement, this letter agreement shall control, and (c) the Agreement, as amended by this letter agreement, remains in full force and effect.

                                            Very truly yours,

                                            PENTASTAR COMMUNICATIONS, INC.


                                            By:    /s/ Craig J. Zoellner
                                               --------------------------------
                                            Name:    Craig J. Zoellner
                                            Title:   President




                                            OC MERGERCO 1, INC.


                                            By:     /s/ Craig J. Zoellner
                                               --------------------------------
                                            Name:    Craig J. Zoellner
                                            Title:   President

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                  Agreed and accepted this 20th day of October, 1999, effective as of August 13, 1999.

                                            DMA VENTURES, INC.

                                            By:     /s/ Jeffery A. Veres
                                               --------------------------------
                                            Name:    Jeffery A. Veres
                                            Title:   President


                                            /s/ Jeffery A. Veres
                                            -----------------------------------
                                            Jeffery A. Veres



cc:               Joseph M. Brooker, Esq.




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                                EXHIBITS OMITTED










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